Exhibit 99

USANA Health Sciences Reports Third Quarter 2011 Financial Results

  Net sales increase by 6.3% to $143.5 million
  Earnings per share increase by 2.5% to $0.81
  Company raises outlook for 2011

SALT LAKE CITY--(BUSINESS WIRE)--October 25, 2011--USANA Health Sciences, Inc. (NYSE: USNA) today reported financial results for its fiscal third quarter ended October 1, 2011.

Financial Performance

Net sales in the third quarter of 2011 increased by 6.3% to $143.5 million, compared with $135.0 million in the prior year period. This net sales growth was driven by higher product sales in the Company’s Asia Pacific region. In addition, favorable currency exchange rates added $5.1 million to the quarter’s net sales growth. Net earnings in the third quarter decreased as compared with the prior year period by 3.6% to $12.4 million due to a 172 basis point increase in operating expenses, which was partially offset by improved gross profit margins. The increased operating expenses were predominantly due to an increase in Associate Incentives. Earnings per share for the quarter increased 2.5% to $0.81, compared with $0.79 in the third quarter of the prior year. This increase resulted from a decreased number of diluted shares outstanding from share repurchases over the last 12 months and was partially offset by lower net earnings.

Chief Executive Officer Dave Wentz said, “During the third quarter, our executive team continued to work closely with the Company’s Associates to meet challenges and drive performance. At our 19th annual International Convention in August, we hosted thousands of Associates in Salt Lake City, Utah and made several exciting announcements, including the opening of France and Belgium in the first quarter of 2012. Our entry into these two markets will follow our expansion into Thailand in the fourth quarter of 2011, and is consistent with our plan to be more aggressive in our international expansion efforts. The announcement of these new markets has been well received by our Associates and will help drive momentum as we finish off 2011 and begin 2012.”

Regional Results

Net sales in the Asia Pacific region increased by 12.6% to $84.5 million, compared with $75.0 million for the third quarter of the prior year. This improvement was due to strong sales growth in the Philippines, South Korea and BabyCare, the Company’s operating entity in China. BabyCare’s sales increased $2.7 million during the quarter, in comparison with partial third quarter 2010 operating results. The Company acquired BabyCare on August 16, 2010. In the third quarter, the number of active Associates in this region decreased by 6.3%, which was primarily the result of an anticipated decline in the number of Hong Kong Associates. This decline, however, was partially offset by impressive growth in the number of active Associates in the Philippines, South Korea and BabyCare. In particular, Associate counts increased 87.5% in the Philippines and 50% in each of South Korea and BabyCare.

“We believe that our business in Asia Pacific remains strong notwithstanding the decrease in the number of active Associates in Hong Kong during the quarter,” continued Mr. Wentz. “As we have previously explained, early in the second quarter of 2011, we communicated our initial China integration plan to our Hong Kong Associates. This plan included policy changes that we ultimately did not implement, largely because of Associate feedback. Although we did not implement these changes, many of our Hong Kong Associates meaningfully increased their product purchases during the second quarter prior to the anticipated policy changes and did not purchase from us in the third quarter. Consequently, our third quarter results in Hong Kong reflect the anticipated softening in Associate activity following the second quarter run-up. Going forward, we anticipate modest sequential growth in Asia Pacific as we continue to integrate BabyCare, open Thailand, and support emerging markets such as the Philippines and South Korea.”

During the third quarter of 2011, net sales in the North America region decreased by 1.6% to $59.0 million, compared with the third quarter of the prior year. The number of Active Associates in North America during this period also declined by 12.1%, compared with the third quarter of the prior year.

Mr. Wentz added, “We continue to develop our strategy for North America, which focuses on personalization and innovation, coupled with market-specific incentive offerings. This strategy resulted from information gathered from recent market research and will be implemented initially in North America and is intended to drive long-term growth in this region. While we recognize that North America is a mature direct selling region and a difficult region to grow for direct selling companies, we believe that this region will grow with time, effort and the successful execution of our strategy.”

Nine Month Results

For the nine months ended October 1, 2011, net sales increased by 14.7% to $436.0 million, compared with $380.1 million in the prior year. This growth was driven by higher product sales and an increased average number of active Associates in the Asia Pacific region. For this period, BabyCare increased net sales by $14.0 million in comparison with the prior year period, which included only partial third quarter 2010 results. Favorable changes in currency exchange rates accounted for $15.0 million of the $55.9 million increase.

Net earnings for the nine months ended October 1, 2011, increased by 13.0% to $37.6 million, or $2.39 per share, compared with $2.11 per share in the prior year. This growth in net earnings resulted from improved gross profit margins on higher sales. These improvements were partially offset by higher Associate incentive expenses and higher selling, general and administrative expenses that can primarily be attributed to the inclusion of BabyCare’s operations.

The Company continued its successful track record of generating cash from operations during the third quarter and fiscal year to date. Cash generated from operations totaled $22.1 million for the third quarter and $53.5 million for the first nine months of 2011. As of October 1, 2011, the Company had approximately $36.3 million in cash and cash equivalents. During the quarter, the Company repurchased a total of 268,000 shares under its authorized stock repurchase program for a total investment of $7.4 million and ended the quarter with $29.0 million remaining under the current authorization.

Outlook

Chief Financial Officer Doug Hekking commented, “Based on our performance during the first three quarters of the year, we are raising our outlook for 2011. We now project consolidated net sales to be between $577 million and $581 million for the year, versus our previous outlook of $565 million to $575 million. In addition, we now expect to generate earnings per share between $3.20 and $3.25 versus our previous outlook of $3.05 to $3.10. We will remain focused on operational efficiency as we continue to integrate BabyCare into our business and work to successfully launch three new markets in the coming quarters. Overall, we are pleased with how the company has responded to the challenges presented in 2011 and expect to finish the year strong.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 26, 2011, at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	2-Oct-10	1-Oct-11	2-Oct-10	1-Oct-11

Net sales	$135,006	$143,501	$380,104	$435,992
Cost of sales	25,157	25,202	70,912	77,072
Gross profit	109,849	118,299	309,192	358,920

Operating expenses
Associate incentives	60,560	66,158	171,743	198,725
Selling, general and administrative	30,751	33,365	87,358	103,038

Earnings from operations	18,538	18,776	50,091	57,157

Other income (expense)	551	133	303	234
Earnings before income taxes	19,089	18,909	50,394	57,391

Income taxes	6,240	6,524	17,134	19,800

NET EARNINGS	$12,849	$12,385	$33,260	$37,591

Earnings per share - diluted	$0.79	$0.81	$2.11	$2.39
Weighted average shares outstanding - diluted	16,247	15,205	15,763	15,712
USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	As of	As of
	1/1/2011 (1)	1-Oct-11
ASSETS
Current Assets
Cash and cash equivalents	$24,222	$36,317
Inventories	34,078	36,199
Other current assets	23,377	17,461
Total current assets	81,677	89,977

Property and equipment, net	57,568	59,756
Goodwill	17,267	17,596
Intangible assets, net	41,915	42,370
Deferred income taxes	9,797	13,486
Other assets	8,416	6,108
Total assets	$216,640	$229,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,445	$9,096
Other current liabilities	52,584	50,193
Total current liabilities	59,029	59,289

Other long-term liabilities	1,012	969
Deferred income taxes	9,797	9,896
Stockholders' equity	146,802	159,139
Total liabilities and stockholders' equity	$216,640	$229,293
(1)	Certain amounts have been revised to reflect adjustments for deferred tax gross up and translation adjustments.

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	2-Oct-10		1-Oct-11
Region
North America

United States	$38,228	28.3%	$37,975	26.5%

Canada	16,419	12.2%	16,107	11.2%

Mexico	5,314	3.9%	4,946	3.4%

North America Total	59,961	44.4%	59,028	41.1%

Asia Pacific

Southeast Asia/Pacific	25,730	19.1%	30,117	21.0%

Greater China	43,456	32.2%	47,012	32.8%

North Asia	5,859	4.3%	7,344	5.1%

Asia Pacific Total	75,045	55.6%	84,473	58.9%

Total	$135,006	100.0%	$143,501	100.0%
Active Associates by Region (1)
(Unaudited)
	As of
	2-Oct-10		1-Oct-11
Region
North America

United States	55,000	23.5%	47,000	22.0%

Canada	25,000	10.7%	23,000	10.7%

Mexico	11,000	4.7%	10,000	4.7%

North America Total	91,000	38.9%	80,000	37.4%

Asia Pacific

Southeast Asia/Pacific	46,000	19.7%	47,000	22.0%

Greater China	89,000	38.0%	78,000	36.4%

North Asia	8,000	3.4%	9,000	4.2%

Asia Pacific Total	143,000	61.1%	134,000	62.6%

Total	234,000	100.0%	214,000	100.0%
(1)

Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)
	As of
	2-Oct-10		1-Oct-11
Region
North America

United States	37,000	50.0%	35,000	53.0%

Canada	14,000	18.9%	13,000	19.7%

Mexico	3,000	4.1%	3,000	4.6%

North America Total	54,000	73.0%	51,000	77.3%

Asia Pacific

Southeast Asia/Pacific	7,000	9.5%	7,000	10.6%

Greater China	12,000	16.2%	7,000	10.6%

North Asia	1,000	1.3%	1,000	1.5%

Asia Pacific Total	20,000	27.0%	15,000	22.7%

Total	74,000	100.0%	66,000	100.0%
(2)

Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations